UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 25, 2007

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-51477	20-2903562
(Commission File Number)	(IRS Employer Identification No.)

No. 2, Jing You Road
Kunming National Economy &
Technology Developing District
People’s Republic of China 650217	N/A
(Address of Principal Executive Offices)	(Zip Code)

0086-871-728-2628
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 25, 2007, China Shenghuo Pharmaceutical Holdings, Inc. (the “Company”) entered into an Independent Director’s Agreement with each of Gene Michael Bennett, Mingyang Liao, and Yunhong Guan, each of whom are directors of the Company.

Under the terms of the Independent Director’s Agreement with Gene Michael Bennett (the “Bennett Agreement”), Mr. Bennett’s annual compensation from the Company will be $12,000 and he will receive a five-year warrant to purchase 3,000 shares of the Company’s common stock at an exercise price of $3.50 per share. Mr. Bennett will also receive 3,000 options to purchase shares of common stock on an annual basis once the Company adopts a stock option plan. The Bennett Agreement also provides that Mr. Bennett will receive $1,000 for each board meeting he attends in person.

Under the terms of the Independent Director’s Agreement with Mingyang Liao (the “Liao Agreement”) and Yunhong Guan (the “Guan Agreement”), each of Messrs. Liao and Guan will receive an annual compensation of 42,000 Renminbi (“RMB”) (approximately US$5,524), or 3,500 RMB (approximately US$460) per month. In addition, Mr. Guan will receive a five-year warrant to purchase 3,000 shares of the Company’s common stock at an exercise price of $3.50 per share. Mr. Guan will also receive 3,000 options to purchase shares of common stock on an annual basis once the Company adopts a stock option plan.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Form of Independent Director’s Agreement, dated September 25, 2007, entered into by the Company with each of Gene Michael Bennett, Mingyang Liao, and Yunhong Guan.
10.2	Form of Warrant Agreement, dated September 25, 2007, entered into by the Company with each of Gene Michael Bennett and Yunhong Guan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC.

Date: September 25, 2007	By: /s/ Gui Hua Lan
	Name:	Gui Hua Lan
	Title:	Chief Executive Officer